Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE

PLUG POWER INC. PRICES $10.0 MILLION PUBLIC OFFERING

OF COMMON STOCK

LATHAM, N.Y., September 11, 2013 (GLOBE NEWSWIRE) — Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable energy solutions, today announced that it has priced an underwritten public offering of 18,600,000 shares of its common stock. The shares will be sold at a price to the public of $0.54 per share for gross proceeds of approximately $10.0 million.

Certain Plug Power directors and existing stockholders, including the Chairman of Plug Power’s board of directors and certain holders of five percent or more of Plug Power’s voting securities, will purchase shares of its common stock in this offering at the public offering price.

Cowen and Company, LLC is acting as the sole underwriter for the offering.

Net proceeds, after underwriting discounts and commissions and other estimated fees and expenses payable by Plug Power, will be approximately $9.1 million.

Plug Power intends to use the net proceeds of the offering for working capital and other general corporate purposes, including capital expenditures. In connection with the offering, Plug Power has granted the underwriter a 30-day option to purchase up to an additional 2,790,000 shares of common stock to cover over-allotments, if any. The offering is expected to close on or about September 16, 2013, subject to satisfaction of customary closing conditions.

The securities described above are being offered by Plug Power Inc. pursuant to a shelf registration statement on Form S-3 (No. 333-173268) including a base prospectus, previously filed and declared effective by the Securities and Exchange Commission (SEC). The securities may be offered only by means of a prospectus. A preliminary prospectus supplement related to the offering was filed with the SEC on September 10, 2013 and a final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Electronic copies of the final prospectus supplement, when available, also may be obtained from Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power is revolutionizing the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints. Long-standing relationships with industry leaders forged the path for Plug Power’s key accounts, including Walmart, Sysco, P&G and Mercedes. With more than 4,000 GenDrive units deployed to material handling customers, accumulating over 12 million hours of runtime, Plug Power manufactures tomorrow’s incumbent power solutions today. Additional information about Plug Power is available at www.plugpower.com.

###

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to Plug Power’s expected use of the net proceeds from the offering. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond Plug Power’s control and that may cause Plug Power’s actual results to differ materially from the expectations in Plug Power’s forward-looking statements including statements regarding the risk that we may not have sufficient cash to fund our operations to profitability and that we may be required to seek strategic alternatives, including but not limited to a potential business combination or a sale of the company, or reduce and/or cease our operations, other risks and uncertainties related to satisfaction of the closing conditions of the offering, the estimated proceeds from the offering and the anticipated use of proceeds from the offering, the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the cost and timing of developing Plug Power’s products and its ability to raise the necessary capital to fund such development costs; the ability to achieve the forecasted gross margin on the sale of Plug Power’s products; the actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for Plug Power’s products; market acceptance of Plug Power’s GenDrive system; Plug Power’s ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for Plug Power’s products; Plug Power’s ability to develop commercially viable products; Plug Power’s ability to reduce product and manufacturing costs; Plug Power’s ability to successfully expand its product lines; Plug Power’s ability to improve system reliability for GenDrive; competitive factors, such as price competition and competition from other traditional and alternative energy companies; Plug Power’s ability to manufacture products on a large-scale commercial basis; Plug Power’s ability to protect its intellectual property; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed in the reports Plug Power files from time to time with the SEC. Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Media & Investor Relations Contact:

Teal Vivacqua

Plug Power Inc.

Phone: (518) 738-0269

media@plugpower.com